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                                                                      EXHIBIT 99

                           GENERAL INSTRUMENT CORPORATION
                     EXHIBIT 99 -- FORWARD-LOOKING INFORMATION


     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company's Form 10-K, the Company's Annual Report to Stockholders, any Form 10-Q or Form 8-K of the Company, or any other oral or written statements made by or on behalf of the Company, may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes," and "scheduled" and similar expressions. These forward-looking statements are subject to certain uncertainties and other factors that could cause actual results to differ materially from such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The actual results of the Company may differ significantly from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: uncertainties relating to general political, economic and competitive conditions in the United States and other markets where the Company operates; uncertainties relating to government and regulatory policies; uncertainties relating to customer plans and commitments; the Company's dependence on the cable television industry and cable television spending; signal security; the pricing and availability of equipment, materials and inventories; technological developments; the competitive environment in which the Company operates; changes in the financial markets relating to the Company's capital structure and cost of capital; the uncertainties inherent in international operations and foreign currency fluctuations; authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board and the Securities Exchange Commission; and the factors set forth below.

FACTORS RELATING TO THE DISTRIBUTION

     In a transaction that was consummated on July 28, 1997, the former General Instrument Corporation (the "Distributing Company") (i) transferred all the assets and liabilities relating to the manufacture and sale of broadband communications products used in the cable television, satellite, and telecommunications industries to the Company (which was then named "NextLevel Systems, Inc." and was a wholly-owned subsidiary



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of the Distributing Company) and transferred all the assets and liabilities relating to the manufacture and sale of coaxial, fiber optic and other electric cable used in the cable television, satellite and other industries to its wholly-owned subsidiary CommScope, Inc. ("CommScope") and (ii) then distributed all of the outstanding shares of capital stock of each of the Company and CommScope to its stockholders on a pro rata basis as a dividend (the "Distribution"). Immediately following the Distribution, the Distributing Company changed its corporate name to "General Semiconductor, Inc." ("General Semiconductor"). Effective February 2, 1998, the Company changed its corporate name from "NextLevel Systems, Inc." to "General Instrument Corporation."

     The Distribution Agreement, dated as of June 12, 1997, among the Company, CommScope and the Distributing Company (the "Distribution Agreement") and certain other agreements executed in connection with the Distribution (collectively, the "Ancillary Agreements") allocate among the Company, CommScope, and General Semiconductor and their respective subsidiaries responsibility for various indebtedness, liabilities and obligations. It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require the Company or its subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

     Pursuant to the Distribution Agreement and certain of the Ancillary Agreements, the Company has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant.

     Although the Distributing Company has received a favorable ruling from the Internal Revenue Service, if the Distribution were not to qualify as a tax free spin-off (either because of the nature of the Distribution or because of events occurring after the Distribution) under Section 355 of the Internal Revenue Code of 1986, as amended, then, in general, a corporate tax would be payable by the consolidated group of which the Distributing Company was the common parent based upon the difference between the fair market value of the stock distributed and the Distributing Company's adjusted basis in such stock. The corporate level tax would be payable by General Semiconductor and could substantially exceed the net worth of General Semiconductor. However, under certain circumstances, the Company and CommScope have agreed to indemnify General Semiconductor for such tax liability. In addition, under the consolidated return rules, each member of the consolidated group (including the Company and CommScope) is severally liable for such tax liability.

CERTAIN RESTRICTIONS UNDER CREDIT FACILITIES

     The Credit Agreement dated as of July 23, 1997, as amended, among the Company, certain banks, and The Chase Manhattan Bank, as Administrative Agent, contains certain restrictive financial and operating covenants, including, among others,



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requirements that the Company satisfy certain financial ratios.  The failure of the Company to satisfy such covenants could cause the Company to be unable to borrow under the Credit Agreement and would cause the Company to seek alternative sources of working capital financing and, depending upon the Company's financial condition at such time, could have a material adverse effect on the operations and financial condition of the Company.

DEPENDENCE OF THE COMPANY ON THE CABLE TELEVISION
INDUSTRY AND CABLE TELEVISION CAPITAL SPENDING

     The majority of the Company's revenues come from sales of systems and equipment to the cable television industry. Demand for these products depends primarily on capital spending by cable television system operators for constructing, rebuilding or upgrading their systems. The amount of this capital spending, and, therefore the Company's sales and profitability, may be affected by a variety of factors, including general economic conditions, the continuing trend of cable system consolidation within the industry, the financial condition of domestic cable television system operators and their access to financing, competition from direct-to-home ("DTH"), satellite, wireless television providers and telephone companies offering video programming, technological developments that impact the deployment of equipment and new legislation and regulations affecting the equipment used by cable television system operators and their customers. There can be no assurance that cable television capital spending will increase from historical levels or that existing levels of cable television capital spending will be maintained.

     Although the domestic cable television industry is comprised of thousands of cable systems, a small number of cable television multiple system operators ("MSO's") own a majority of cable television systems and account for a significant portion of the capital expenditures made by cable television system operators. The loss of business from a significant MSO could have a material adverse effect on the business of the Company.

THE IMPACT OF REGULATION AND GOVERNMENT ACTION

     In recent years, cable television capital spending has been affected by new legislation and regulation, on the federal, state and local level, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. During 1993 and 1994, the Federal Communications Commission (the "FCC") adopted rules under the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), regulating rates that cable television operators may charge for lower tiers of service and generally not regulating the rates for higher tiers of service. In 1996, the Telecommunications Act of 1996 (the "Telecom Act") was enacted to eliminate certain governmental barriers to competition among local and long distance telephone, cable television, broadcasting and wireless services. The FCC is continuing its implementation of the Telecom Act which, when fully implemented, may significantly impact the communications industry and alter federal, state and local laws and regulations regarding the provision of cable and telephony



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services.  Among other things, the Telecom Act eliminates substantially all restrictions on the entry of telephone companies and certain public utilities into the cable television business. Telephone companies may now enter the cable television business as traditional cable operators, as common carrier conduits for programming supplied by others, as operators of wireless distribution systems, or as hybrid common carrier/cable operator providers of programming on so-called "open video systems." The economic impact of the 1992 Cable Act, the Telecom Act and the rules thereunder on the cable television industry and the Company is still uncertain.

     On June 24, 1998, the FCC released a Report and Order entitled IN THE MATTER OF IMPLEMENTATION OF SECTION 304 OF THE TELECOMMUNICATIONS ACT OF 1996 - COMMERCIAL AVAILABILITY OF NAVIGATION DEVICES (the "Retail Sales Order"), which promulgates rules providing for the commercial availability of navigation devices, including set-top devices and other consumer equipment, used to receive video signals and other services from multichannel video programming distributors ("MVPDs"), including cable television system operators. The Retail Sales Order mandates that (i) subscribers have a right to attach any compatible navigation device to an MVPD system regardless of its source and (ii) service providers are prohibited from taking actions which would prevent navigation devices that do not perform conditional access functions from being made available by retailers, manufacturers, or other affiliated vendors. To accomplish subscribers' right to attach, the FCC has ordered that (i) MVPDs must provide technical information concerning interface parameters necessary to permit navigation devices to operate with their systems; (ii) MVPDs must separate out security functions from non-security functions by July 1, 2000; and
(iii) after January 1, 2005, MVPDs may not provide new navigation devices for sale, lease or use that perform both conditional access functions and other functions in a single integrated device.

     Unless modified or overturned, the Retail Sales Order will require set-top device manufacturers, such as the Company, to develop a separate security module to be available for sale to other manufacturers who want to build set-top devices, as well as ultimately prevent the Company from offering set-top devices
in which the security and non-security functions are integrated.   In addition,
the Retail Sales Order may require the Company to offer its set-top devices through retail distribution channels, an area in which the Company has limited experience. The competitive impact of the Retail Sales Order is still uncertain, and there can be no assurance that the Company will be able to compete successfully with other consumer electronics manufacturers interested in manufacturing set-top devices, many of which have greater resources and retail sales experience than the Company.

     In February 1998, PRIMESTAR, the nation's second largest provider of satellite television entertainment, entered into agreements with the Company, pursuant to which the Company will manufacture integrated receiver decoders ("IRDs") for PRIMESTAR's planned high power retail and wholesale service. Offering a high-power service would enable PRIMESTAR to provide expanded channel capacity and smaller receiving dishes to its subscribers. As the result of a pending Department of Justice proceeding seeking to



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block PRIMESTAR's acquisition of high-powered satellites from American Sky
Broadcasting LLC ("ASkyB"), there is uncertainty concerning PRIMESTAR's ability to provide this proposed service. There can be no assurance that PRIMESTAR will ultimately gain governmental approval to acquire the ASkyB assets or that it will be able to secure another high-powered orbital slot, and accordingly, there can be no assurance that the Company will realize the benefits of its agreement with PRIMESTAR.

     There can be no assurance that future legislation, regulations or government action will not have a material adverse effect on the operations and financial condition of the Company.

TELECOMMUNICATIONS INDUSTRY COMPETITION AND TECHNOLOGICAL
CHANGES AFFECTING THE COMPANY

     The Company will be significantly affected by the competition among cable television system operators, satellite television providers and telephone companies to provide video, voice and data/Internet services. In particular, although cable television operators have historically provided television services to the majority of U.S. households, DTH satellite television has attracted a growing number of subscribers and the regional telephone companies have begun to offer competing cable and wireless cable services. This competitive environment is characterized by rapid technological changes, particularly with respect to developments in digital compression and broadband access technology.

     The Company believes that, as a result of its development of new products based on emerging technologies and the diversity of its product offerings, it is well positioned to supply each of the cable, satellite and telephone markets. The future success of the Company, however, will be dependent on its ability to market and deploy these new products successfully and to continue to develop and timely exploit new technologies and market opportunities both in the United States and internationally. There can be no assurance that the Company will be able to continue to successfully introduce new products and technologies, that it will be able to deploy them successfully on a large-scale basis or that its technologies and products will achieve significant market acceptance. The future success of the Company will also be dependent on the ability of cable and satellite television operators to successfully market the services provided by the Company's advanced digital terminals to their customers. Further, there can be no assurance that the development of products using new technologies or the increased deployment of new products will not have an adverse impact on sales by the Company of certain of its other products. In addition, because of the competitive environment and the nature of the Company's business, there have been and may continue to be claims by third parties asserting their intellectual property rights and challenging the Company's ability to deploy new technologies.




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COMPETITION

     The Company's products and services compete with those of a substantial number of foreign and domestic companies, some with greater resources, financial or otherwise, than the Company, and the rapid technological changes occurring in the Company's markets are expected to lead to the entry of new competitors. The Company's ability to anticipate technological changes and to introduce enhanced products on a timely basis will be a significant factor in the Company's ability to expand and remain competitive. Existing competitors' actions and new entrants may have an adverse impact on the Company's sales and profitability. For a discussion of competitive factors in regards to retail consumer electronic manufacturers see "The Impact of Regulation and Government Action". The Company believes that it enjoys a strong competitive position because of its large installed cable television equipment base, its strong relationships with the major cable television system operators, its technological leadership and new product development capabilities, and the likely need for compatibility of new technologies with currently installed systems. There can be no assurance, however, that competitors will not be able to develop systems compatible with, or that are alternatives to, the Company's proprietary technology or systems.

INTERNATIONAL OPERATIONS; FOREIGN CURRENCY RISKS

     U.S. broadband system designs and equipment are being employed in international markets, where cable television penetration is low. In addition, the Company is developing new products to address international market opportunities. However, the impact of the economic crises in Asia and Latin America has significantly affected the Company's results in these markets. There can be no assurance that international markets will rebound to historical levels or that such markets will continue to develop or that the Company will receive additional contracts to supply systems and equipment in international markets.

     International shipments of certain of the Company's products require export licenses issued by the U.S. Department of Commerce prior to shipment in accordance with U.S. export control regulations. The Company has made a voluntary disclosure to the U.S. Department of Commerce with respect to a number of violations by the Company of these export control regulations. While the Company does not expect these violations to have a material adverse effect on the Company's operations or financial condition, there can be no assurance that these violations will not result in the imposition of sanctions or restrictions on the Company.

     A significant portion of the Company's products are manufactured or assembled in Taiwan and Mexico. In addition, the Company's operations are expanding into new international markets. These foreign operations are subject to the usual risks inherent in situating operations abroad, including risks with respect to currency exchange rates, economic and political destabilization, restrictive actions by foreign governments, nationalizations, the laws and policies of the United States affecting trade, foreign




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investment and loans, and foreign tax laws.  The Company's cost-competitive status relative to other competitors could be adversely affected if the New Taiwan dollar or another relevant currency appreciates relative to the U.S. dollar.

ENVIRONMENT

The Company is subject to various federal, state, local and foreign laws and regulations governing the use, discharge and disposal of hazardous materials. The Company's manufacturing facilities are believed to be in substantial compliance with current laws and regulations. Compliance with current laws and regulations has not had and is not expected to have a material adverse effect on the Company's financial condition.

     The Company's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and the Company has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future, which the Company cannot now predict.